Exhibit 23.7

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about November 27, 2006, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 27, 2006 and entitled “Chesapeake Energy Corporation Interest in Certain Properties Located in Oklahoma as of December 31, 2005, Prepared in Accordance with Securities and Exchange Commission Guidelines.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ WILLIAM M. KAZMANN
Name: Title:	William M. Kazmann Partner

November 24, 2006